Exhibit 5.1

November 20, 2012

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

Re:	Registration Statement on Form S-8 Relating to Energizer Holdings, Inc. Savings Investment Plan and Energizer Holdings, Inc. Deferred Compensation Plan

Ladies and Gentlemen:

I am an attorney duly licensed to practice law in the State of Missouri. With reference to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on November 20, 2012, by Energizer Holdings, Inc., a Missouri corporation (the “Company”), pertaining to the proposed issuance by the Company of up to 4,000,000 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), issuable as provided in the Energizer Holdings, Inc. Savings Investment Plan (the “SIP”) and $50,000,000 deferred compensation obligations (the “Obligations”) of the Company issuable as provided in the Energizer Holdings, Inc. Deferred Compensation Plan (the “DCP,” and together with the SIP, the “Plans”), I have examined such corporate records of the Company, such laws and such other information as I have deemed relevant, including the Company’s Articles of Incorporation and Amended and Restated Bylaws and resolutions adopted by the Board of Directors relating to such issuance, the written documents constituting the Plans, certificates received from state officials and statements I have received from officers and representatives of the Company. In delivering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to me by officers and representatives of the Company.

Based solely on the foregoing, I am of the opinion that:

(i) the Shares to be issued by the Company pursuant to the SIP have been duly authorized and, when issued by the Company in accordance with the SIP, will be validly issued, fully paid and nonassessable; and

(ii) the Obligations will be legally valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, or general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding at law or in equity, and to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as the Company deems necessary in the course of complying with the laws of the states and jurisdictions as it deems necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares and Obligations in accordance with the Plans.

Very truly yours,

/s/ Mark S. LaVigne, Esq.